Exhibit 99.1

WAUSAU PAPER TO NARROW FOCUS TO TISSUE BUSINESS

MOSINEE, WI – January 11, 2013 – Wausau Paper (NYSE:WPP) today announced that it commenced a process last year to identify strategic alternatives for its Paper Segment that will position the Company to focus its management efforts on continuing the growth of its highly successful tissue business.

In early 2012 the Company exited its legacy Print & Color business and narrowed the focus of its Paper Segment to specialty products with leading domestic and global positions in food, industrial and tape markets.  Since that time the Company retained financial advisors to assist the Company’s board of directors in the evaluation of alternatives for the remainder of the Paper Segment.

The Company recently began the start-up phase of a $220 million tissue capacity investment at its Harrodsburg, Kentucky site.  The project will accelerate growth of its Tissue Segment and further establish its “green leadership” position in away-from-home tissue markets through improved product performance and the introduction of new-to-the-market premium recycled products.

“Our Tissue Segment has demonstrated strong profitability and exceptional growth over the last decade,” stated Hank Newell, president & CEO.  “We believe our shareholders’ interests will be best served through a singular focus on successfully marketing the capacity and capability of our new tissue machine and sustaining the historically strong growth and profit performance of our tissue business.”

The Company cannot provide assurance of the timing, terms or completion of a transaction related to the strategic alternatives for the Paper Segment.

About Wausau Paper:

Wausau Paper produces and markets specialty papers for industrial, commercial and consumer end markets as well as a complete line of away-from-home towel and tissue products.  The company is headquartered in Mosinee, Wisconsin and is listed on the NYSE under the symbol W PP.  To learn more about Wausau Paper visit: www.wausaupaper.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995:  The matters discussed in this news release concerning the company’s future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995.  Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements.  Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at company facilities, and other risks and assumptions described under “Information Concerning Forward-Looking Statements” in Item 7 and in Item 1A of the company’s Form 10-K for the year ended December 31, 2011.  The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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